Exhibit 16.1


                      [KPMG PEAT MARWICK LLP LETTERHEAD]


                                        November 12, 1997


          Securities and Exchange Commission
          Washington D.C.  20549

          Ladies and Gentlemen:

                    We were previously principal accountants for Kerr Group, Inc. and, under the date of March 25, 1997, we reported on the financial statements of Kerr Group, Inc. as of and for the years ended December 31, 1996 and 1995. On November 6, 1997, our appointment as principal accountants was terminated. We have read Kerr Group, Inc.'s statements included under Item 4 of its Form 8-K dated November 6, 1997 and we agree with such statements, except that we are not in a position to agree or disagree with Kerr Group, Inc.'s statement that the change was approved by the board of directors.

                                        Very truly yours,

                                        /s/KPMG Peat Marwick LLP